Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-_______) on Form S-1 of Marina Biotech, Inc. (the “Company”) of our report dated March 31, 2017, relating to the consolidated financial statements of the Company (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Marina Biotech, Inc. as of and for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Squar Milner LLP

Los Angeles, California

June 26, 2017